Exhibit 99.1

Westmoore Holdings Inc changes name and enters into LOI to acquire Resource Energy

LONG BEACH, CA – April 30, 2010 – Westmoore Holdings, Inc. has changed the name of the corporation to Rockwall Holdings, Inc. and accordingly has changed the trading symbol from WSMO.PK to RKWL.PK, which was effective on April 22, 2010.  The Board believes the new name better identifies its focus on investments in companies servicing the energy sector.

Effective April 29, 2010, Rockwall Holdings (RKWL) entered into a Letter of Intent to purchase Resource Energy, an oil and gas land drilling service provider, as part of its diversification strategy.  RKWL will purchase Resource Energy for $200,000 and will assume $1,000,000 of Resource Energy debt as part of the purchase.  Following the completion of the acquisition, Rockwall will serve the Environmental Testing and Drilling Services sectors through its wholly owned subsidiaries. Rockwall expects to generate approximately $2,000,000 in revenue from its Drilling subsidiary in the first year and expects to produce $700,000 in operating income during the first complete 12 months of operation.

The drilling rigs under acquisition are currently valued at $1.2 million.  Once acquired, RKWL expects to execute on plans already in place utilizing the knowledge and expertise of the Resource Energy organization to overhaul and recertify the rigs, bringing to market two highly efficient and safety driven drilling rigs.  Once improvements are complete, the rig modifications will bring an increase in their value to approximately $2.4 million.

The purchase of Resource Energy also brings with it highly sought after human capital and expertise in the drilling industry.  Gerald “Gary” K. Smith, President of Resource Energy, brings a depth of experience that began in his childhood days in Wyoming with their family-owned general oil field contracting businesses. Since then Gary has always been involved in some facet of the drilling industry owning and operating several successful businesses drilling to depths from 2,000 to 13,000 feet. He has accumulated more than 33 years of expertise in oil, gas, water well and geothermal drilling, mineral exploration, as well as design, build and mobilization of rigs, component fabrication and rig refurbishment.

“We look forward to tapping into Gary’s leadership and business development skills to support Rockwall’s diversification strategy,” said Kevin E. Wheeler, CEO of Rockwall. “Expansion into drilling is a good fit with our existing machining and custom manufacturing service provider currently focused on the environmental sector. We look to Gary to expand these services even further into the oil and gas, well water, geothermal and mineral exploration markets.”

Currently Resource Energy has two drilling platforms capable of drilling up to approximately 5,500 feet.  Once field ready, these rigs can drill for shallow oil and gas, methane, geothermal testing, CO2 injection, and water wells.  This type of rig is in high demand in the oil and gas industry due to its capability of drilling in remote areas.

The initial three year revenue model for the Drilling subsidiary projects the generation of sales at $10 million with a net operating income of $3.0 million.  The revenue projections include implementation of an additional drill rig and services specific to the geothermal market.

Rockwall’s business model is to hold companies it believes can obtain a 20% ROI, and seeks to acquire businesses that have not yet met 80% of its market share capability. Rockwall expects to achieve these returns by making significant improvements to its companies through strategic internal adjustments and reorganization or by providing capital infusion. Rockwall will then assist its companies in developing revenue growth plans to maximize its percentages of market share.

About Rockwall Holdings, Inc.
Rockwall Holdings, Inc., headquartered in Long Beach, California, has a long term goal to be a leading service provider to the drilling industry that services a broad range of energy markets.  Rockwall’s current subsidiary, Bear Industrial Supply and Manufacturing, provides manufactured products to the environmental industry.  RKWL is committed to providing excellence in customer service as it becomes a turnkey One Stop Shop for the energy services community.

Forward-Looking Statements:

Statements in this press release regarding future performance and the potential advantages of the products and services provided by Rockwall Holdings, Inc., and any other statements about future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual performance or events to differ materially from those indicated by such forward-looking statements including the Company's limited operating history and economic conditions generally. Additional information on potential factors that could affect results and other significant risks and uncertainties are detailed from time to time in Rockwall Holding's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission.

Contact:

Tammy Perry
Investor Relations
949-632-8021